Exhibit 10(c)

THE RULES OF THE

ASDA SHARESAVE

PLAN 2000

(incorporating amendments approved by the Board on 13 April 2004 and approved by HMRC under Schedule 3 to ITEPA)

Original amendment to overall limit approved with effect from 5 June 2005

As amended by the Board on 29 November 2009 (to make the
term of the Sharesave Plan indefinite) and approved by
the shareholders of Wal-Mart at an AGM on 4 June 2010
(confirmation that the Sharesave Plan remains approved under
Schedule 3 to ITEPA received from HMRC on 14 December 2009)

As amended by the Board on 28 June 2010
(further amendment to overall limit on Shares) and approved by the shareholders of Wal-Mart at an AGM on 4 June 2010
(confirmation that the Sharesave Plan remains approved under
Schedule 3 to ITEPA received from HMRC on 29 July 2010)

As amended by the Board on 20 March 2015 (for general updating and to take account of Finance Act 2013 and Finance Act 2014 changes)

HMRC were notified of this Sharesave Plan on must be before [ ] and it is a Schedule 3 SAYE Option Scheme with effect from and including [ ]

RULES OF THE ASDA
SHARESAVE PLAN 2000

1.	Definitions

1.1	In these Rules the following words and expressions shall have the meaning specified against them unless the context requires otherwise

"Acquiring Company"	means a company which obtains Control of Wal-Mart in the circumstances set out in Rule 8,

"Adoption Date"	means the date of adoption of the Sharesave Plan by the Company at a board meeting,

"Announcement Date"	means any date on which the quarterly announcement of Wal-Mart’s results is made,

"Appropriate Authority"	means such body or bodies as are approved by the Board for the provision of SAYE Contracts under the Sharesave Plan,

"Associated Company"	means any company which, in relation to the Company or Wal-Mart (as appropriate in the context), is an associated company as that term is defined in paragraph 47 of Schedule 3,

"Auditors"	means the auditors for the time being of the Company or if there are joint auditors, such one as the Board shall select (in each case acting as experts and not as arbitrators),

"Board"	means the Board of Directors for the time being of the Company present at a duly convened meeting of the Directors, or an appropriate committee thereof, at which a quorum is present,

"Bonus Date"	means the repayment date for an SAYE Contract in relation to a Three Year Option or a Five Year Option (as the case may be) and the "relevant Bonus Date" shall be construed accordingly,

"Business Day"	means a day on which the New York Stock Exchange is open for business,

"Company"	means ASDA Group Limited (Number 1396513),

"Control"	has the meaning set out in section 719 of ITEPA,

"Date of Grant"	means, in relation to the commencement of any SAYE Contract, the date (specified pursuant to Rule 5.1) on which an Option is granted to an Eligible Employee,

"Director"	means a Director of any member of the Group,

"Eligible Employee"	means any Employee of a Participating Company who at the Date of Grant
(a) (i) has earnings in respect of his office or employment with the Participating Company which are (or would be if there were any) general earnings to which section 15 of ITEPA applies; and
(ii) has been an Employee for a continuous period of at least six months or such longer period not exceeding five years as the Board may specify ending on or before the Date of Grant, or
(b) is any other Employee of a Participating Company who is nominated by the Board in its discretion to participate in the Sharesave Plan, and in both cases participation in the Sharesave Plan shall not be permitted by any Employee who is excluded from participation by paragraph 10 of Schedule 3¹,

"Employee"	means an employee (including a full-time Director holding salaried employment or office who normally devotes to his duties 25 hours or more a week) of any member of the Group,

"Exercise Notice"	means the notice by which an Option is exercised in accordance with Rule 10.1,

"Five Year Option"	means an Option linked to a five year SAYE Contract,

"Group"	means the Company and its Subsidiaries for the time being or, where the context so requires, any one or more of them,
"HMRC"	means Her Majesty's Revenue & Customs,

"Issue or Variation"	means, in relation to Wal-Mart, the issue of shares by way of capitalisation of profits or reserves or by way of rights issue, sub-division, consolidation of shares or reduction of share capital,

"ITEPA"	means the Income Tax (Earnings and Pensions) Act 2003,

"Key Feature"	means a provision of this Sharesave Plan which is necessary in order for the requirements of Parts 2 to 7 of Schedule 3 to be met in relation to this Sharesave Plan,

"Market Value"	has the meaning set out in Part VIII of the Taxation of Chargeable Gains Act 1992,

"Maximum Monthly Savings Contribution"
means the maximum permitted aggregate monthly savings contribution, as specified in paragraph 25 of Schedule 3 (currently £500 a month, or such other maximum amount specified from time to time in paragraph 25 of Schedule 3) or, if less, such sum (being a multiple of £1 and not less than £5) as the Board decides shall apply to every Eligible Employee in respect of any SAYE Contract entered into pursuant to an Offer,

[1]Before 17/7/13, Eligible Employees with a "material interest" in a close company were prohibited from participating.

"Minimum Monthly Savings Contribution"
means the minimum permitted monthly savings contribution, as specified in paragraph 25 of Schedule 3 (currently £5 a month, or such other minimum amount specified from time to time in paragraph 25 of Schedule 3), or such other sum as the Board decides in accordance with that paragraph in respect of any SAYE Contract entered into pursuant to an Offer,

"New Company"	means a company being either the Acquiring Company or some other company falling within paragraphs 18(b) or (c) of Schedule 3,
"New Option"	means an option granted over New Shares under Rule 9,

"New Shares"	means shares in the New Company in respect of which New Options are granted by the New Company under Rule 9 and which comply with paragraphs 18 to 20 and 22 (inclusive) of Schedule 3,

"New York Stock Exchange"	means the New York Stock Exchange Inc.,

"Offer"	means an invitation to apply for an Option,

"Offer Date"	means the date on which an Offer is made to an Eligible Employee in accordance with Rule 2.1,

"Offer Period"	means the period commencing on the 5th day and ending on the 28th day after an Announcement Date or such period in the event of exceptional circumstances as the Board may determine,

"Old Option"	means an Option released in exchange for a New Option under Rule 9,

"Option"
means a right to acquire (by purchase or subscription) Shares granted to an Eligible Employee in pursuance of the Sharesave Plan and for the time being subsisting or, where the context so requires, a right so to be granted,

"Option Holder"	means a person holding an Option, or, if that person has died and where the context requires, his Personal Representatives,

"Option Period"	means the period of 6 months after the relevant Bonus Date,

"Option Price"	means, in relation to an Option, a price per Share determined by the Board being not less than the higher of -
(i) the par value of a Share, and
(ii)
the average closing sales price for a Share on the New York Stock Exchange as published in the Wall Street Journal, for the 3 dealing days immediately preceding the Business Day before the Offer Date, or, if the Board so determines, a price no lower than 80 per cent of the average closing sales price,

PROVIDED THAT:-
(i)
the price is calculated using a rate of exchange which is the closing exchange rate for US Dollar to Pounds Sterling as published in the Wall Street Journal, or as derived from such other reputable source as may be considered appropriate, for the relevant days,

(ii) the price is calculated to 4 decimal places and then rounded up, and
(iii) if the Shares are subject to a Restriction, their value is to be determined as if they were not subject to the Restriction,

"Participating Company"	means any member of the Group nominated by the Board to participate in the Sharesave Plan in accordance with Rule 2.7,

"Personal Data"
means the name, home address, telephone number, e-mail address, date of birth and National Insurance or other individual reference number of an Option Holder or other Employee information, including details of all rights to acquire Shares or other securities granted to the Option Holder and of Shares or other securities issued or transferred to the Option Holder pursuant to the Sharesave Plan and any other personal information which could identify the Option Holder and is necessary for the administration of the Sharesave Plan,

"Personal Representatives"	means the legal personal representatives of an Option Holder, being either:-
(a) the executors of his will; or
(b) if he dies intestate, the duly appointed administrator(s) of his estate, who have produced to the Company evidence of their appointment as such,

"Receipt Date"	means the date on which an Exercise Notice for an Option is received under Rule 10.3,

"Redundancy"	has the meaning set out in the Employment Rights Act 1996,

"Release Date"	means the date upon which an Old Option is released under Rule 9.1,

"Restriction"	has the same meaning as in paragraph 48(3) of Schedule 3,

"SAYE Contract"	means a contract under an SAYE Scheme,

"SAYE Scheme"	means a certified SAYE savings arrangement (within the meaning of section 703 of the Income Tax (Trading and Other Income) Act 2005),

"Schedule 3"	means Schedule 3 to ITEPA,

"Schedule 3 SAYE Option Scheme"	means a scheme which is taken to be a Schedule 3 SAYE option scheme for the purposes of the SAYE Code (as defined in section 516(3) of ITEPA),

"Shares"
means fully paid shares of $0.10 par value in the common stock of Wal-Mart for the time being which comply with paragraphs 18 to 20 and 22 (inclusive) of Schedule 3 or, for the purposes of Rule 8.2, means fully paid shares of $0.10 par value in the common stock of Wal-Mart for the time being which no longer comply with paragraphs 18 to 20 and 22 (inclusive) of Schedule 3,

"Sharesave Plan"	means the ASDA Sharesave Plan 2000 established by these Rules in its present form or as from time to time amended in accordance with these Rules,

"Subsidiary"	means any company which is for the time being under the Control of the Company and which is also a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006,

"Three Year Option"	means an Option linked to a three year SAYE Contract,

"US or USA"	means United States of America, and

"Wal-Mart"	means Wal-Mart Stores Inc., registered in Delaware, USA

1.2
References to any statute or statutory provision (including ITEPA) shall include any subordinate legislation made under it, any provision which it has superseded or re-enacted (whether with or without modification), any provision superseding or re-enacting it (whether with or without modification).

1.3
Unless the context requires otherwise, references to the singular only shall include the plural and vice versa, references to the masculine gender shall include the feminine and vice versa and references to actual persons shall include corporations.

1.4	References to Rules are to rules of the Sharesave Plan.

1.5	The headings of these Rules shall not affect their construction or interpretation.

2.	Timing of Offers

2.1	Subject to Rules 2.2, 2.3 and 3, the Board may make an Offer to an Eligible Employee to participate in the Sharesave Plan within 21 days after any of -

(A)	the Adoption Date, and

(B)	receipt of notification of approval of the Sharesave Plan by HMRC²;
and, thereafter, within an Offer Period.

2.2
If under any statute or applicable directors’ dealing code or any similar provisions the Board is prevented from making an Offer within any Offer Period the Board may make such Offer within the period of 21 days, or such longer period as the Board considers appropriate, after such provisions cease to apply.

2.3	Invitations under Rule 2.1 shall be issued on no more than two dates in each calendar year and shall be issued to all Eligible Employees at that date.

2.4	Each Offer shall be in writing (and may be in electronic form) and shall specify -

(A)	the Option Price of the Shares subject to the Option,

(B)	the Maximum Monthly Savings Contribution,

(C)	the Minimum Monthly Savings Contribution,

(D)	the date (which is between 14 and 21 days after the Offer Date) by which an application for an Option must be made by the Eligible Employee and on which the Offer shall lapse, and

(E)
that the Board has authority to reduce an Eligible Employee's monthly savings contribution as may be determined under Rule 4, to an amount not exceeding the maximum stated in the application pursuant to Rule 2.5(A).

2.5	Each Offer shall give details as to how Eligible Employees can apply for an SAYE Contract and an Option. Each such application (which may be in electronic form) must state:-
(A)    the maximum amount which the Eligible Employee wishes to save each month under the SAYE Contract, and

(B)	whether the Eligible Employee is applying for a Five Year Option or Three Year Option (unless the Board shall have decided that only Three Year Options shall be available in respect of that Offer).

2.6
Each application pursuant to Rule 2.5 shall be deemed to be an application for the maximum whole number of Shares for which the aggregate Option Price would as nearly as possible equal (but not exceed) the total repayment due to the Option Holder at the relevant Bonus Date under the SAYE Contract.

2.7	The Board may from time to time nominate any member of the Group which it intends to participate in the Sharesave Plan (a "Participating Company").

2 Following Finance Act 2014, HMRC no longer formally approves plans such as this Sharesave Plan.

3.	Restrictions on the Grant of Options

3.1
The number of Shares which may be acquired pursuant to Options granted on or after June 4, 2010 under the Sharesave Plan shall not exceed the sum of 15 million Shares plus any remaining Shares available under the Sharesave Plan in place on June 5, 2004, PROVIDED THAT this limit may be reviewed or increased from time to time with the approval of shareholders of Wal-Mart in general meeting.

3.2	The Board may, before making an Offer, determine the maximum number of Shares which are to be made available in respect of the grant of Options pursuant to that Offer.

3.3
Any payment made by an Option Holder under an SAYE Contract shall be not less than the Minimum Monthly Savings Contribution or, when added to the Eligible Employee’s monthly savings contribution at that time under any other SAYE Scheme, more than the Maximum Monthly Savings Contribution.

4.	Scaling Down

4.1
If the Board receives valid applications for Options over a number of Shares which would result in the limits set out in Rule 3.1 or determined by the Board under Rule 3.2 to be exceeded the following steps shall be carried out successively to the extent necessary to eliminate the excess over the limits -

(A)	the excess over £5 (or such other Minimum Monthly Savings Contribution as is specified in the Offer) of the monthly savings contribution specified in each application shall be reduced pro rata,

(B)	each election for a Five Year Option shall be deemed to be an election for a Three Year Option,

(C)	each election for a Five Year Option or a Three Year Option shall be deemed to exclude any bonus that would otherwise be due on the relevant Bonus Date.

4.2	The amount of the reduced monthly savings contribution determined in accordance with Rule 4.1 shall not be lower than the Minimum Monthly Savings Contribution.

5.	Grant of Options

5.1
Subject to Rule 5.2, the Board shall grant or procure the grant of Options in respect of the applications made under Rule 2.5 no later than a date (the "Date of Grant") 30 days (or, if Rule 4.1 applies, 42 days) after the earliest date with reference to which the Option Price was determined.

5.2	No Option shall be granted to any person who is not at the Date of Grant an Eligible Employee.

5.3
Payments under an SAYE Contract shall be made by arrangement with the Participating Company of which the Option Holder is an Employee and such payments shall be passed forthwith to the Appropriate Authority.

5.4
Subject to the rights of the Personal Representatives of an Option Holder, each grant of an Option shall be personal to the Eligible Employee to whom it is made and will not be transferable or assignable. An Option shall not be charged, pledged or otherwise encumbered. Any breach or attempted or purported breach of the provisions of this Rule 5.4 shall render the relevant Option void and, unless the Board determines otherwise, an Option shall lapse upon the bankruptcy of the Option Holder.

6.	Option Certificates
The Company or the administrator shall in due course issue in respect of each Option granted an Option certificate evidencing the Option. Option certificates shall be in such form as the Board may from time to time determine, which may be electronic. Each Option certificate shall state whether or not the Shares are subject to a Restriction and, if so, set out details of the Restriction3.

7.	Rights to Exercise Options

7.1	Subject to the provisions of this Rule 7 an Option may be exercised in accordance with the procedure set out in Rule 10 by the Option Holder following the earliest of the following events

(A)	the relevant Bonus Date,

(B)	the Option Holder ceasing to be an Employee of a Participating Company by reason of his retirement[4], injury, disability or Redundancy,

(C)
the Option Holder ceasing to be an Employee of a Participating Company more than 3 years after the Date of Grant other than by reason of his retirement, injury, disability or Redundancy or by reason of gross misconduct,

(D)
the Option Holder ceasing to be an Employee of a Participating Company by reason of a business or part of a business of a Participating Company being transferred to a person who is not an Associated Company of the Company, where the transfer is not a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006,[5]

(E)	the occurrence of any of the circumstances set out in Rules 8 and 12, and in each case before the earliest of the events set out in Rule 7.2,

3 This requirement only applies for Options granted on/after 17/7/13.
4 Before Finance Act 2013, retirement under the Sharesave Plan applied at or after age 60 or at any other age at which the Option Holder was bound to retire in accordance with the terms of his contract of employment.
5 For employment ceasing before 6/4/2014, this rule 7.1(D) applied if the Participating Company or the business or part of the business of the Participating Company by which the Option Holder was employed ceased to be in the control of the Company, any subsidiary or any Associated Company of the Company.

(F)
the Option Holder ceasing to be an Employee of a Participating Company by reason of a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006, or

(G)
if the Option Holder holds office or is employed in a company which is an associated company (as defined in paragraph 35(4) of Schedule 3) of the Company, the Option Holder ceasing to be an Employee of a Participating Company by reason of that company ceasing to be such an associated company by reason of a change of control (as determined in accordance with sections 450 and 451 of the Corporation Taxes Act 2010).

7.2	Subject to Rules 7.3, 7.5, 7.7 and 7.8 an Option shall lapse immediately on the earliest of the following events -

(A)	the expiry of the Option Period,

(B)	save where Rule 7.1 (B), (C), (D), (E), (F) or (G) or Rules 7.3, 7.4 or 7.8 applies, the Option Holder ceasing to be an Employee,

(C)	where an Option becomes exercisable by virtue of Rule 7.1 (B), (C), (D), (E) or (G), 6 months after the date on which the Option became so exercisable,

(D)	the Option Holder ceasing to be an Employee by reason of gross misconduct,

(E)	the occurrence of either of the events set out in Rule 7.11,

(F)	the Option Holder being adjudicated bankrupt,

(G)	unless its release has been effected under Rule 9, the day immediately following the date of expiry of the six month period referred to in Rule 8.1, and

(H)	the day immediately following the date of expiry of the 20 day period referred to in Rule 8.2, unless its release is effected under Rule 9.

7.3
For Options granted on/after 6 April 2014, notwithstanding any other provision set out in these Rules, except Rules 7.10, 10.5 and 12, if an Option Holder dies before exercising his Option he may exercise that Option until the first anniversary of the Option Holder's death or, where the death occurred during an Option Period, the first anniversary of the Bonus Date.

7.4
For Options granted before 6 April 2014, the list of events in Rule 7.1 shall be read as including "the death of the Option Holder", the list of events in Rule 7.2 shall be read as including "the first anniversary of the date of the Option Holder's death or, where the death occurred during the Option Period, the first anniversary of the relevant Bonus Date" and Rule 7.2(A) shall be read as being subject to this.

7.5
For Options granted before 17/7/13, if before the relevant Bonus Date the Option Holder reaches age 60 but continues to be employed by the Group, the Option may be exercised within the period of 6 months after such event. Thereafter, to the extent unexercised, the Option may only be exercised after the earliest of the events set out in Rule 7.1.

7.6	An Option Holder who decides not to exercise an Option in accordance with these Rules may withdraw the aggregate amount accumulated under the relevant SAYE Contract.

7.7
For the purpose of the Rules, an Option Holder shall not be treated as ceasing to be an Employee of a Participating Company until he ceases to hold any office or employment with the Company or any associated company (as that term is defined in paragraph 35(4) of Schedule 3).

7.8
If at the Bonus Date an Option Holder holds an office or employment in a company which is not a Participating Company but which is an Associated Company of the Company then his Option may be exercised within six months of the Bonus Date.

7.9
An Option Holder may only exercise any Option to the extent that the aggregate Option Price paid for the Shares on such exercise will not exceed the aggregate amount (including any interest and/or the relevant bonus) of his savings under the SAYE Contract at the relevant date.

7.10	No Option may be exercised by an Option Holder if the Option Holder is (or immediately before his death was) excluded from participation in the Sharesave Plan by virtue of paragraph 10 of Schedule 3.

7.11	An Option shall lapse in the event that the Option Holder -

(A)
ceases to make monthly savings contributions under the relevant SAYE Contract or under the terms of the SAYE Contract is deemed to have given notice of his intention to cease to make monthly savings contributions under the relevant SAYE Contract, or

(B)	unless in connection with the exercise of an Option under this Sharesave Plan, requests repayment of his monthly savings contributions from the relevant SAYE Contract from the Appropriate Authority.

8.	Take-overs or a disposal of the Company

8.1	Subject to the Option not having lapsed under Rule 7.2, the Option may be exercised during the period of 6 calendar months following

(i)	the acquisition of Control of Wal-Mart by a person pursuant to a general offer

(a)
to acquire the whole of the issued ordinary shares of Wal-Mart not already held by that person or a person connected to that person, such offer having been made on a condition such that, if it was met, that person would obtain Control of Wal-Mart, or

(b)	to acquire all the shares in Wal-Mart of the same class as the Shares (not already held by that person or a person connected to that person)
provided that any condition subject to which the offer is made has been satisfied; or

(ii)	the sale of more than half of the issued share capital of the Company or the undertaking of the business of the Company to any company which is not an Associated Company of Wal-Mart.

8.2
Subject to the Option not having lapsed under Rule 7.2, if, in consequence of Wal-Mart coming under the Control of another person as set out in paragraph 37(6C)(a) of Schedule 3, the shares in Wal-Mart to which an Option relates no longer meet the requirements of Part 4 of Schedule 3, the Option may be exercised no later than 20 days after the day on which such person obtains such Control, notwithstanding that the shares no longer meet those requirements (and see Rule 7.2(H) regarding time of lapsing).

8.3
In addition to Rules 8.1 and 8.2, an Option which is exercised no earlier than 20 days before the relevant date for the purposes of paragraph 37(2) of Schedule 3 is to be treated as if it had been exercised in accordance with Rule 8.1(i) PROVIDED THAT any such exercise in anticipation shall be treated as having had no effect if the relevant date for the purposes of paragraph 37(2) of Schedule 3 does not fall within the period of 20 days beginning with the date on which the Option is exercised[6].

8.4	For the purposes of Rule 8

(A)	"connected" has the meaning given in section 718 ITEPA; and

(B)	a person is to be treated as obtaining Control of a company if that person and others acting in concert together obtain Control of it.

8.5	For the purposes of Rule 8.1(i), it does not matter if the general offer is made to different shareholders by different means.

9.	Grant of New Options

9.1
If an Acquiring Company obtains Control of Wal-Mart or acquires the shares or business of the Company in the circumstances set out in Rule 8.1 the Option Holder may at any time within the six month period beginning with the date referred to in Rule 8.1 by agreement with the Acquiring Company release any unexercised Option ("Old Option") then held by him in consideration for the grant to him of a New Option.

6 Current HMRC guidance indicates that Rule 8.3 will only apply to Options granted on/after 20 March 2015, the date the rules were amended.

9.2	A New Option shall be -

(A)
for such a number of New Shares as shall have substantially the same total Market Value immediately after the Release Date as the total Market Value of the Shares which were the subject of the Old Option immediately before the Release Date PROVIDED THAT if the Shares are subject to a Restriction, the Market Value for these purposes shall be determined as if they were not subject to the Restriction,

(B)	exercisable in the same manner as the Old Option,

(C)	deemed to have been granted on the Date of Grant of the corresponding Old Option, and

(D)
subject to the provisions of the Sharesave Plan as it had effect immediately before the Release Date but so that (save and except for Rules 2, 3, 4, 5, 6, 14.4 and 15) references to the "Company" and "Wal-Mart" shall be construed as references to the "New Company" and references to "Options" shall be construed as references to "New Options."

9.3
The total amount payable by an Option Holder upon the exercise of the New Option shall be substantially the same as the total amount that would have been payable by him upon the exercise of the Old Option.

9.4	For the purposes of this Rule 9, the Market Value of any shares shall be determined using a methodology agreed by HMRC.

10.	Exercise of Options

10.1	In order to exercise an Option in whole or in part the Option Holder must:-

(A)
Give notice (which may be in electronic form) to the Company Secretary (or the person appointed by the Board for the purpose), in such manner as the Company may from time to time require and notify to Option Holders.

(B)	The notice must be accompanied by payment in full of the Option Price or must authorise the Appropriate Authority to make such payment on behalf of the Option Holder.

10.2	An Option may be exercised in whole or in part provided that partial exercise shall be of not less than 10 per cent of the Shares comprised in the Option.

10.3
The date the Exercise Notice is received in accordance with Rule 10.1 shall constitute for all purposes the Receipt Date of such Option. The Company will ensure that the Option is exercised within 30 Business Days of the Receipt Date.

10.4
If the Option becomes exercisable before the relevant Bonus Date it shall be exercisable over not more than the number of Shares the aggregate Option Price of which is as nearly as possible equal to but not more than the total repayment due on the Receipt Date and the Option shall not be exercisable over any Shares in excess of that number.

10.5
All allotments and issues or transfers of Shares (as the case may be) will be made within 30 Business Days of the Receipt Date and will be subject to all (if any) necessary consents of any governmental or other authorities under enactments or regulations for the time being in force. It shall be the responsibility of the Option Holder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent. A share certificate or such other form of acknowledgment of shareholding as is then prescribed in respect of such Shares so issued or transferred shall be sent to the person exercising the Option at his risk.

10.6
If under the terms of an announcement made by Wal-Mart a dividend is to be or is proposed to be paid to the holders of Shares, the Shares to be issued on the exercise of an Option after the date of such announcement will not rank for such dividend and the Shares to be transferred on the exercise of an Option after the date of such announcement will be transferred without the right to receive any such dividend and any such right to that dividend will be retained by the transferor. Subject as aforesaid the Shares so to be issued shall be identical and rank pari passu in all respects with the fully paid registered Shares in issue on the Receipt Date.

10.7
Where the Shares are listed on the New York Stock Exchange or any other market or recognised investment exchange as defined in section 285 of the Financial Services and Markets Act 2000, the Board shall as soon as practicable apply to the New York Stock Exchange for admission of such Shares to the New York Stock Exchange or such other market or recognised investment exchange (as appropriate).

11.	Variation of Capital

11.1
Upon the occurrence of an Issue or Variation the restriction on the number of Shares available for the offer of Options set out in Rule 3.1 and the number or nominal amount of Shares comprised in each Option and the Option Price may be adjusted in such manner as the Board may determine[7] PROVIDED THAT:-

(A)	other than in the event of a capitalisation issue, written confirmation of the Auditors is obtained that in their opinion the adjustments are fair and reasonable,

(B)	the total Market Value of the Shares over which an Option subsists is substantially the same immediately before and immediately after the adjustment,

(C)	the total amount payable on the exercise of an Option in full is substantially the same immediately before and immediately after the adjustment, and

(D)
if it is intended that this Sharesave Plan shall continue to be a Schedule 3 SAYE Option Scheme, no adjustment shall be made which would result in the requirements of Schedule 3 not being met in relation to an Option.

7 Finance Act 2014 removed the requirement for HMRC to approve adjustments in these circumstances, however HMRC guidance (ESSUM 35160) still states that: "where there is a variation in the share capital of the company, the agreement of HMRC's Shares & Assets Valuation must be secured."

11.2	For the purposes of this paragraph, if the Shares are subject to a Restriction, the Market Value shall be determined as if they were not subject to the Restriction.

11.3	Notice of any such adjustment shall be given to the Option Holder by the Board, which may be in electronic form and may call in Option certificates for endorsement or replacement.

12.	Winding Up
Subject to the Option not having lapsed under Rule 7.2, if the Company convenes a general meeting for the purpose of considering a resolution for voluntary winding up, the Board shall notify Option Holders of the date of such meeting and Options may be exercised within 28 days of the passing of the resolution. To the extent unexercised, Options shall lapse upon the passing of the resolution. In the event that the resolution is not passed, any purported exercise of Options shall be invalid.

13.	Administration

13.1
Except as otherwise provided in the Sharesave Plan, any notice or document required to be given in accordance or in connection with the Sharesave Plan to any Eligible Employee or Option Holder may be given by hand (including through the Company’s internal delivery system) or sent by post to that person's work or home postal address (as last known to the Company to be that person's postal address), or given electronically. Subject to Rule 13.4 any notice or document given in accordance with this Rule 13.1 shall be deemed to have been given:-

(A)	upon delivery if delivered by hand;

(B)	after 24 hours, if sent by post; or

(C)	at the time of transmission if sent electronically.

13.2
Any notice or document so sent to an Eligible Employee or Option Holder shall be deemed to have been duly given notwithstanding that such Eligible Employee or Option Holder is then deceased (and whether or not the Company has notice of his death) except where his Personal Representatives have established their title to the satisfaction of the Company and supplied to the Company an alternative address to which documents are to be sent.

13.3
Any notice in writing or document to be submitted or given to the Company or administrator in accordance or in connection with the Sharesave Plan may be given by hand or sent by post, facsimile transmission or electronically but shall not in any event be duly given unless it is in the form specified and actually received (or, in the case of an e-mail opened) by the secretary of the Company or such other person as may from time to time be nominated by the Company.

13.4
For the purposes of the Sharesave Plan, an e-mail shall be treated as not having been duly sent or received if the recipient of such e-mail notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer programme which could alter, damage or interfere with any computer software or e-mail.

13.5	References in these Rules to notices or documents being given electronically include those:-

(A)
made by SMS text message (to the telephone number last known to the Company to be the Eligible Employee's or Option Holder's telephone number or the telephone number as specified to the Eligible Employee or Option Holder);

(B)
made by e-mail (to the address last known to the Company to be the Eligible Employee's or Option Holder's e-mail address or the e-mail address as specified to the Eligible Employee or Option Holder); and

(C)	posted on an internal/external portal to which the Eligible Employee or Option Holder has access.

13.6
The Board shall have power from time to time to make or vary regulations for the administration and operation of the Sharesave Plan provided that the same are not inconsistent with the Rules of the Sharesave Plan.

14.	General[8]

14.1
This Sharesave Plan shall provide, in accordance with Schedule 3, benefits for Employees of Participating Companies in the form of share options and shall not provide benefits to such Employees otherwise than in accordance with Schedule 3.

14.2
Whilst it is intended that this Sharesave Plan shall continue to be a Schedule 3 SAYE Option Scheme, the Rules set out in this Sharesave Plan shall be interpreted in a manner so as to be consistent with Schedule 3.

14.3
The decision of the Board in any dispute or question concerning the construction or effect of the Sharesave Plan or any other question in connection with the Sharesave Plan (including the calculation of the Option Price in any particular case and the effect of an Issue or Variation) shall be conclusive subject to the concurrence of the Auditors whenever required under the provisions of the Sharesave Plan.

14.4
The Company or the Board may at any time resolve to suspend or terminate the Sharesave Plan, in which event no further Options shall be granted but the Sharesave Plan shall continue in full force and effect in relation to Options and New Options then subsisting.

14.5	Participation in the Sharesave Plan by an Eligible Employee is a matter entirely separate from any pension right or entitlement pursuant to his terms and conditions of employment.

8 Rules 14.6 to 14.8 inclusive shall only apply to Options granted on/after 20 March 2015, the date the rules were amended.

14.6
The rights and obligations of an Option Holder under the terms of his contract of employment with the Company, any present or past member of the Group, Participating Company or Associated Company shall not be affected by the grant of an Option or his participation in the Sharesave Plan.

14.7	The rights or opportunity granted to an Option Holder on the making of an Option shall not give the Option Holder any rights or additional rights to compensation or damages in consequence of either:-

(A)	the Option Holder giving or receiving notice of termination of his office or employment; or

(B)	the loss or termination of his office or employment with the Company, any present or past member of the Group, Participating Company or Associated Company for any reason whatsoever, whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.

14.8
An Option Holder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain Shares, or any interest in Shares, pursuant to the exercise of an Option in consequence of:-

(A)	the Option Holder giving or receiving notice of termination of his office or employment (whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair);

(B)
the loss or termination of his office or employment with the Company, any present or past member of the Group, Participating Company or Associated Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair); or

(C)	any other reason.

14.9
The Board shall procure that at all times there are available a sufficient number of authorised and unissued Shares and/or ensure that it has made arrangements to procure the transfer of sufficient issued Shares to meet the subsisting rights of Option Holders under the Sharesave Plan.

14.10	The Sharesave Plan and any Option shall be governed by English law.

15.	Alterations to the Sharesave Plan
The Board may at any time resolve to alter the Sharesave Plan in any manner subject to the following provisions of this Rule 15 PROVIDED THAT:-

(A)
if it is intended that this Sharesave Plan shall continue to be a Schedule 3 SAYE Option Scheme, no alteration to any Key Feature shall take effect which would result in the requirements of Parts 2 to 7 of Schedule 3 not being met in relation to an Option, and

(B)
no alteration shall be effective to abrogate or alter adversely any of the subsisting rights of the Option Holders except with such consent or sanction on the part of the Option Holders as would be required under the provisions of the Company’s Articles of Association if the Shares the subject of the Options constituted a single class of shares.

16.	Data Protection

16.1	By participating in the Sharesave Plan, an Option Holder shall agree and consent to:-

(A)
the collection, holding, use, processing and transfer of his Personal Data by any member of the Group, any Participating Company, Associated Company, a trustee, any third party administrator of the Sharesave Plan and the Company's brokers or registrars;

(B)
any member of the Group, any Participating Company, Associated Company, a trustee, any third party administrator of the Sharesave Plan and the Company's brokers or registrars transferring the Option Holder's Personal Data amongst themselves for the purposes of implementing, administering and managing the Sharesave Plan and the grant of Options and the acquisition of Shares pursuant to Options;

(C)	the use of Personal Data by any such person for any such purposes;

(D)	the transfer to, and retention of Personal Data by, third parties (whether or not any such third party is situated outside the European Economic Area) for, or in connection with, such purposes; and

(E)
transferring his Personal Data to a bona fide prospective buyer (or the prospective buyer's advisers) of the Company (or its business) or Wal-Mart or his employing company or business unit provided that the prospective buyer (and its advisers) irrevocably agree to use the Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998.